EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ADMAX MEDIA INC.,

AS SELLER,

AND

SILVERBACK NETWORK, INC.

AS PURCHASER

DECEMBER 3, 2010

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of  December 3, 2010 by and between Silverback Network, Inc., a Pennsylvania corporation (“Purchaser”), and AdMax Media Inc., a Nevada corporation (“Seller”).

BACKGROUND

Seller owns and operates a lead generation service business through Seller’s lead generation division consisting of (i) a call center segment that acquires consumer data, conducts outbound and/or inbound telemarketing to verify leads and matches leads to specific educational aggregators and/or institutions, (ii) a list management services segment that generates or purchases consumer data for educational lead verification and sells and/or licenses that data to list managers or other third parties, (iii) an online lead generation segment consisting of three online portals: www.getmycollegedegree.com, www.internetcollegedirectory.com and www.collegematchingservice.com and (iv) related technology and business processes (collectively, the “Business”).

Seller desires to sell, and Purchaser desires to buy, substantially all of the assets used in the Business subject to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Purchaser and Seller, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1  Defined Terms.  Unless otherwise defined, capitalized terms used herein shall have the following meanings:

 “Action” means any action, suit, litigation, proceeding, investigation, arbitration or mediation by or before any Governmental Authority.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person referred to.

“Code” means the Internal Revenue Code of 1986, as amended.

“Call Centers” means the third party call centers located in Costa Rica that Seller contracts with for call center services.

 “Employee Benefit Plan(s)” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA or any “employee pension benefit plan” as defined in Section 3(2) of ERISA to which Seller contributes or is required to contribute, and which covers any Business Employee, including each multi-employer welfare benefit plan.

“Encumbrance” means any lien, pledge, charge, security interest, deed of trust, mortgage, option, right of first refusal, equitable interest or similar restriction on ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any government or governmental or regulatory body or entity thereof, or political subdivision thereof, whether federal, state, provincial, local or foreign, or any agency, department, board, commission, instrumentality or authority thereof.

“Knowledge” and “to the knowledge of” means, with respect to Seller, the actual knowledge of the following senior management team of Seller: Chris Seidel, Aaron Gravitz, Bill McCarthy and Tom Banks.

“Laws” means all laws of any nation or political subdivision thereof, including, without limitation, all federal, state, provincial, local or foreign statutes, regulations or ordinances.

“Leases” means all leases, subleases, licenses and other occupancy or lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which Seller leases, subleases, licenses, occupies or uses any real property.

“Losses” means all losses, costs, claims, liabilities, fines, penalties, incidental damages, consequential damages and expenses, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of attorneys, accountants and experts.

“Permitted Encumbrances” means (i) Encumbrances for current Taxes not yet due and payable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other similar Encumbrances if payment is not yet due on the underlying obligation, (iii) Encumbrances arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (iv) Encumbrances related to any interest or title of a vendor or lessor of property subject to a capital or operating lease, (v) Encumbrances created by this Agreement, and (vi) Encumbrances disclosed in the Disclosure Schedules.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association, or a Governmental Authority.

 “Representatives” means any officer, director, principal, shareholder, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“Retained Business” means any business of Seller other than the Business.

“Taxes” means all taxes, charges, fees, levies, imposts, customs duties or other assessments imposed by and required to be paid to any Governmental Authority including any federal, state, provincial, municipal, local or foreign taxing authority, including, without limitation, income, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a tax including unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, provincial, municipal, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

1.2  Other Defined Terms.  The following capitalized terms shall have the meanings given to them in the Sections set forth below:

Term	Section

Agreement	Introduction
Allocation	2.8(a)
AR Payor	2.6(b)(i)
Assigned Contracts	2.1(d)
Assumed Liabilities	2.3
Assignment and Assumption Agreement	2.7(a)(iv)
Business	Background
Business Employee	3.11(a)
Closing	2.7
Closing Cash Payment	2.5(b)
Closing Date	2.7
Collateral Agreements	3.2
Competing Business	6.6(c)
Contract Parties	6.6(b)
Deposit	2.5(a)
Escrow Agreement	2.5(c)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Working Capital Amount	2.6(b)(iv)
Financial Statements	3.16
Holdback Amount	2.5(c)
Indemnified Party	5.6(a)
Indemnifying Party	5.6(a)
Lenco	3.4
Most Recent Financial Statement	3.16
Objection Notice	2.6(b)(iii)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(a)
Purchased Names/Marks	2.1(f)
Purchase Price	2.5
Purchaser	Introduction
Recent Financial Statement	3.16
Seller	Introduction
Supporting Documents	2.6(b)(ii)
Transferred Employees	6.5
Transition Services	6.2
Working Capital	2.6(a)
Working Capital Deficit	2.6(b)(iv)
Working Capital Statement	2.6(b)(ii)
Working Capital Surplus	2.6(b)(iv)
Year-End Financial Statement 3.16	3.16

ARTICLE 2
PURCHASE AND SALE

2.1   Purchased Assets.  Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser at the Closing, and Purchaser shall purchase and acquire from Seller, free and clear of all Encumbrances (other than the Assumed Liabilities), at the Closing the following assets of the Business (collectively, the “Purchased Assets”):

(a)   all software rights, computer software, source code, object code and licensing agreements owned by Seller related primarily to the Business (the “Purchased Intellectual Property”), including those set forth on Schedule 2.1(a);

(b)   all customer lists and records primarily related to the Business;

(c)   all furniture, fixtures, and equipment owned by Seller which is primarily related to the Business, as set forth on Schedule 2.1(c), which includes, but is not limited to, the servers and equipment located at the Call Centers;

(d)   all contracts set forth on Schedule 2.1(d) (collectively, the “Assigned Contracts”);

(e)   the primary personal computer used by each Transferred Employee as set forth on Schedule 2.1(e);

(f)   the corporate names, trademarks and tradenames set forth on Schedule 2.1(f) (the “Purchased Names/Marks”);

(g)   all of Seller’s books, files and records relating to the operation of the Business, including those records necessary to demonstrate compliance with federal and state laws and regulations as to telemarketing activities, provided, however, that Seller shall be entitled to retain one copy of its books, files, and records relating to the operation of the Business; and

(h)   all accounts receivable of Seller related primarily to the Business and as set forth on Schedule 2.1(i).

All schedules referenced in this Section 2.1 shall be delivered on the date hereof and shall reflect the given assets as of November 15, 2010. All such schedules shall be updated as of December 31, 2010 and delivered to Purchaser no later than December 28, 2010.

2.2   Excluded Assets.  Notwithstanding any provision in this Agreement to the contrary, Purchaser shall not purchase from Seller any asset of the Business or of Seller that is not listed in Section 2.1 of this Agreement, including, but not limited to, any of the following assets of Seller (the “Excluded Assets”):

(a)   Seller’s rights under this Agreement or any other document or agreement delivered to or received by Seller in connection herewith;

(b)   all bank accounts of Seller, regardless of whether they relate to the Business;

(c)   all contracts, licenses, Leases and other agreements of Seller (other than the Assigned Contracts);

(d)   any right under any insurance policy, letter of credit or surety bond maintained by Seller (including those set forth on Schedule 3.13), regardless of whether they relate to the Business or the Purchased Assets;

(e)   any asset used primarily in the Retained Business;

(f)   cash and cash equivalents;

(g)   all trademark rights and trade names owned by Seller other than the Purchased Names/Marks;

(h)   the primary personal computer used by any employee of Seller other than a Transferred Employee; and

(i)   all other property, tangible and intangible, real or personal, and all other assets of Seller, other than the Purchased Assets.

2.3   Assumed Liabilities.  Purchaser shall, as of the Closing Date, assume, and agree to pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, the following liabilities, obligations and commitments of Seller with respect to the Business (the “Assumed Liabilities”):

(a)    those liabilities, obligations and commitments arising from or relating to ownership of the Purchased Assets (other than the Assigned Contracts) after the Closing Date;

(b)    Permitted Encumbrances;

(c)    liabilities, obligations and commitments arising out of the Assigned Contracts after the Closing Date; and

(d)    all accounts payable of Seller related exclusively to the Business and as set forth on Schedule 2.3(d).

2.4   Excluded Liabilities.  Notwithstanding anything to the contrary herein or in any Schedule or Exhibit hereto, except as specified in Section 2.3 above, Purchaser shall not assume any liabilities, obligations or commitments of Seller (the “Excluded Liabilities”), which shall remain the liabilities, obligations and commitments of Seller.  Without limiting the generality of the foregoing, Excluded Liabilities include, and shall not be limited to:

(a)   all Taxes and deferred Tax liabilities of Seller;

(b)   all liabilities and obligations arising under Seller’s Employee Benefit Plans; and

(c)   any obligation or liability incurred by Seller or its Affiliates to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

2.5   Purchase Price.  The purchase price for the Purchased Assets shall be Two Million Eight Hundred Thousand Dollars ($2,800,000), as adjusted pursuant to Section 2.6 (the “Purchase Price”), paid as follows:

(a)   Upon execution of this Agreement, Purchaser shall deliver Twenty-Five Thousand Dollars ($25,000) in immediately available funds by wire transfer to a bank account previously designated by Seller to Purchaser (the “Deposit”).

(b)   at the Closing, Purchaser shall deliver Two Million Five Hundred Thousand Dollars ($2,500,000) in immediately available funds by wire transfer to a bank account designated by Seller pursuant to wire instructions delivered by Seller to Purchaser at least two (2) days prior to the Closing Date (the “Closing Cash Payment”);

(c)   at the Closing, Purchaser shall deliver One Hundred Twenty-Five Thousand Dollars ($125,000) into an escrow account, designated by Seller and Purchaser to cover Seller’s indemnification obligations hereunder (the “Holdback Amount”), which Holdback Amount shall be held by an escrow agent in accordance with an Escrow Agreement substantially in the form set forth on Exhibit A hereto (the “Escrow Agreement”); and

(d)   within one hundred eighty (180) days after the Closing, Purchaser shall deliver One Hundred Fifty Thousand Dollars ($150,000), as adjusted pursuant to Section 2.6 below, in immediately available funds by wire transfer to Seller’s previously designated bank account.

2.6   Purchase Price Adjustment.  The Purchase Price shall be subject to adjustment based on adjustments in the amount of Working Capital referenced in Section 2.1(h) above.

(a)   Definition of Working Capital.  For purposes of this Agreement, the term “Working Capital” shall mean the excess of current assets of Seller associated with the Business over the current liabilities of Seller associated with the Business, in each case determined as of the Closing and in accordance with GAAP consistent with the past practices of Seller with respect to the Business; provided, however, that (1) in lieu of accounts receivable set forth on Schedule 2.1(i) that would otherwise be reflected in working capital, Working Capital shall include only those amounts actually collected by Purchaser in respect of such accounts receivable on or before the 120th day following the Closing and (2) in lieu of accounts payable set forth on Schedule 2.3(d) and accrued expenses that would otherwise be reflected in working capital, Working Capital shall include only amounts actually paid by Purchaser in respect of such accounts payable on or before the 120th day following the Closing.

(b)   Working Capital Adjustment

(i)   Collection Protocols.  In collecting the accounts receivable relating to the Business that Seller had accrued as of the Closing, (A) Purchaser shall use commercially reasonable efforts after the Closing to collect such accounts receivable in accordance with applicable law and Seller’s past collection policies and procedures administered in the ordinary course of Seller’s business, and such efforts shall be no less than the efforts generally utilized by Purchaser with respect to its own accounts receivable; provided, however, that Purchaser shall not be required to commence any legal action in connection with such collection efforts, (B) Purchaser shall not, under any circumstances, provide any obligor under any such accounts receivable (each, an “AR Payor”) with any accommodations, credits or other arrangements outside the ordinary course of business, the effect of which would be to reduce the aggregate amount of such accounts receivable due from such AR Payor, and (C) all amounts collected by or on behalf of Purchaser from an AR Payor after the Closing shall first be applied to the oldest outstanding accounts receivable balance attributable to the AR Payor.

(ii)   Working Capital Statement.  Purchaser, on the 120th day after the Closing, shall prepare and deliver to Seller: its calculation of Working Capital (the “Working Capital Statement”); all work papers and copies of source documents used by Purchaser in preparing the Working Capital Statement (collectively, the “Supporting Documents”); and a report in writing describing, on an account-by-account basis for each AR Payor, any amount that remains outstanding with respect to any accounts receivable, (A) the beginning balance of the accounts receivable, measured as of the Closing, owed by such AR Payor, (B) all amounts collected from such AR Payor (and the application of such amounts) and (C) the ending balance of the accounts receivable owed by such AR Payor.  All accounts receivable that remain uncollected as shown on the Working Capital Statement shall be re-assigned to Seller on the 120th day after the Closing.

(iii)   Dispute Resolution. Within thirty (30) days after the delivery of the Working Capital Statement and Supporting Documents, Seller may deliver written notice (the “Objection Notice”) to Purchaser of any objections to Purchaser’s calculation of Working Capital. During such thirty (30) day period, Purchaser shall use commercially reasonable efforts to make such books, records and other documentation and supporting materials reasonably available to Seller and its accountants and representatives as soon as reasonably practicable. The Objection Notice shall describe the nature of Seller’s objection, identify the specific items involved and the approximate dollar amount of each such objection and be accompanied with reasonable supporting documentation for each of Seller’s objections. After receipt of an Objection Notice, Purchaser and Seller shall endeavor to negotiate in good faith to agree upon the amount of Working Capital.  If a written agreement determining the amount of Working Capital has not been reached within ten (10) days after the date of Purchaser’s receipt of the Objection Notice, then Seller and Purchaser shall each select a reputable accounting firm and the two accounting firms shall jointly choose an independent (from the parties) accounting firm to arbitrate the dispute over the calculation of Working Capital.  Upon the selection of the arbiter, each of Purchaser’s and Seller’s determination of the items in dispute shall be submitted to the arbiter and the arbiter shall render a final resolution within thirty (30) days of receiving all supporting materials.  The fees and expenses of the arbiter shall be borne equally by Purchaser and Seller, except that they shall be borne exclusively by one party if such party’s proposed Working Capital amount is more than one hundred fifty percent (150%) in error when compared against the Final Working Capital Amount as resolved by the arbiter.  The arbiter’s resolution of the disputed items of Working Capital shall be final and binding upon the parties.

(iv)   Determination of Amount of Adjustment.  The Final Working Capital Amount shall be determined pursuant to the Working Capital Statement, the agreement of the parties in the event of an Objection Notice by Seller, or the resolution of an arbiter in the event the parties do not resolve the disputes in the Objection Notice (the “Final Working Capital Amount”).  In the event that the Final Working Capital Amount is less than Seven Hundred Thousand Dollars ($700,000), there shall be a Working Capital deficit equal to the amount of the difference (the “Working Capital Deficit”).  If the Final Working Capital Amount is greater than Seven Hundred Thousand Dollars ($700,000), there shall be a Working Capital surplus equal to the amount of the difference (the “Working Capital Surplus”).

(c)   Reflection of Working Capital Adjustment as Purchase Price Adjustment.  Upon determination of the Final Working Capital Amount, Purchaser and Seller shall adjust the Purchase Price accordingly.  In the event of a Working Capital Deficit, the amount of the payment referenced in Section 2.5(d) by Purchaser shall be reduced by the amount of the Working Capital Deficit, and Purchaser shall deduct the amount of the Working Capital Deficit from the payment due under Section 2.5(d).  In the event of a Working Capital Surplus, the amount of the payment referenced in Section 2.5(d) by Purchaser shall be increased by the amount of the Working Capital Surplus, and Purchaser shall pay to Seller the amount of such Working Capital Surplus together with the payment due under Section 2.5(d).

2.7   Closing.  The closing of the sale and purchase of the Purchased Assets (the “Closing” or “Closing Date”) shall be held at the offices of [], at 10:00 a.m. local time on December 31, 2010 or at such other time and place as are mutually agreed upon by the parties hereto.

(a)   At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(i)   the Closing Cash Payment;

(ii)   the Holdback Amount;

(iii)   a certificate executed by Purchaser’s secretary or similar officer certifying:  (i) resolutions duly adopted by the Board of Directors or similar body authorizing this Agreement; and (ii) the incumbency of the officers of Purchaser executing this Agreement, any Collateral Agreements and other documents contemplated hereby;

(iv)   the Bill of Sale, Assignment and Assumption Agreement substantially in the form set forth in Exhibit B attached hereto (the “Assignment and Assumption Agreement”), executed by Purchaser; and

(v)   the Escrow Agreement as executed by Purchaser.

(b)   At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)   a certificate executed by Seller’s secretary or similar officer certifying: (i) resolutions duly adopted by the Board of Directors or similar body authorizing this Agreement; and (ii) the incumbency of the officers of such entity executing this Agreement, any Collateral Agreements and other documents contemplated hereby;

(ii)   the Assignment and Assumption Agreement executed by Seller;

(iii)   consents, in a form reasonably satisfactory to Purchaser, to the assignment by Seller to Purchaser of the Assigned Contracts that are listed on Schedule 2.1(d);

(iv)   evidence, in a form reasonably satisfactory to Purchaser, of the release of any and all Encumbrances (other than Permitted Encumbrances) on or against the Purchased Assets or the Business; and

(v)   the Escrow Agreement executed by Seller.

2.8   Allocation of Purchase Price.

(a)   Preparation of Allocation Schedule.  Within thirty (30) days following the Closing, Seller shall prepare and deliver to Purchaser a draft schedule allocating the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”).  Within fifteen (15) days after delivery of the Allocation, Purchaser shall notify Seller of any proposed changes.  If the parties cannot agree on the Allocation, the dispute shall be resolved by an independent nationally recognized accounting firm acceptable to Purchaser and Seller.  The Allocation shall be used in preparing Internal Revenue Service Form 8594 (and all similar forms under state or local Law), which form shall be completed, executed and delivered by the parties as soon as is reasonably practicable after the finalization of the Allocation, but in no event later than sixty (60) days before the due date for the filing of such form.  Any payments subsequent to the Closing Date (such as indemnity payments under the terms of this Agreement) that are treated as an adjustment to the Purchase Price for tax purposes shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to such adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Purchased Assets in accordance with the allocation method provided in this Section 2.8(a).

(b)   Tax Returns.  Purchaser and Seller agree to file (and agree to cause any and all appropriate successor entities to file) all federal, state, local and foreign Tax Returns in a manner consistent with the Allocation (as originally proposed or as revised in accordance with this Agreement, as the case may be) and, except as required pursuant to a final determination (as defined in Section 1313(a) of the Code or corresponding provisions of state or local Law), not to take, or cause to be taken, any action or position inconsistent with the Allocation on any of their Tax Returns.

2.9   Taxes.  Seller and Purchaser shall each pay one half of all applicable sales, use, value added or other similar transfer Taxes that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Purchased Assets whether levied on Purchaser, the Purchased Assets or Seller.  Seller shall prepare, subject to Purchaser’s reasonable approval, and file any Tax Returns required to be filed by Seller in respect of such Taxes.  Purchaser shall give Seller reasonable access to any books and records of the Business that Seller requires in order to file any such Tax Returns.  Seller shall give Purchaser reasonable access to any books and records of Seller that Purchaser requires in order to file any of Purchaser’s Tax Returns.

2.10   Termination and Amendment.

(a)   Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(i)   by mutual written agreement of Purchaser and Seller;

(ii)   by Purchaser, sending written notice to Seller, if the transactions contemplated hereby have not been consummated through no fault or failure of Purchaser on or before December 31, 2010;

(iii)   by Purchaser, sending written notice to Seller in accordance with Section 7.4 (Due Diligence); or

(iv)   by Seller, sending written notice to Purchaser, if the transactions contemplated hereby have not been consummated through no fault or failure of Seller on or before December 31, 2010.

In the event that Purchaser terminates this Agreement pursuant to this Section 2.10(a), Seller shall refund the Deposit to Purchaser within five (5) days of the Purchaser’s termination of this Agreement.  In the event that Purchaser terminates this Agreement for any reason other than those set forth in this Section 2.10(a) and fails to consummate the transactions contemplated hereby, Seller shall be entitled to retain the Deposit.  The right to retain the Deposit shall be Seller’s sole and exclusive remedy with respect to Purchaser’s termination of this Agreement.

(b)   Effect of Termination.  If either Purchaser or Seller terminates this Agreement pursuant to Section 2.10(a) above, this Agreement, except for the provisions of Sections 6.18 (Confidentiality), 9.3 (Confidentiality) and 9.4 (Publicity), shall become void and have no effect.  Notwithstanding the foregoing, nothing in this Section 2.10(b) shall relieve any party to this Agreement for breach of any provision of this Agreement.  Except as otherwise set forth in Section 2.10(a), if it is judicially determined that termination of this Agreement was the result of any intentional breach of this Agreement, then, in addition to other remedies at law or in equity for breach of this Agreement, the party so found to have breached this Agreement intentionally shall indemnify and hold harmless the other party for its respective costs, fees and expenses of counsel, accountants, financial advisors or other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

(c)   Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller.  No waiver by any party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

3.1   Organization and Existence.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Seller has the requisite power and authority to own and operate the Business and to carry on the Business as presently conducted.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business or the ownership, operation or leasing of the Purchased Assets makes such qualification necessary, except where the failure to be so qualified would not be material.

3.2   Authorization.   Seller has the requisite corporate power and authority to enter into this Agreement and each of the other agreements and instruments contemplated hereby (the “Collateral Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all necessary corporate action on the part of Seller, its officers, directors and stockholders, as applicable.

3.3   Due Execution and Delivery; Binding Obligations.  This Agreement and the Collateral Agreements have been duly executed and delivered by Seller.  This Agreement and each Collateral Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by Laws relating to or limiting creditors’ rights generally or by general principles of equity.

3.4   Sole Stockholder.  Lenco Mobile Inc. (OTCBB:LNCM) (“Lenco”) owns one hundred percent (100%) of the issued and outstanding stock of Seller and is Seller’s sole stockholder.

3.5   Subsidiaries.  Seller does not own, operate or lease any part of the Business through any subsidiary or any Person other than Seller.

3.6   No Conflict or Violation.  Neither the execution and delivery of this Agreement, any Collateral Agreements, nor the consummation of the transactions contemplated hereby or thereby will constitute or result in:  (a) a violation of, or a conflict with, the charter documents of Seller or any subscription, stockholders’ or similar agreements or understandings to which Seller is a party; (b) except as otherwise set forth on Schedule 3.6, a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Assigned Contract; (c) a violation by Seller of any applicable Law; (d) a violation of any instrument, contract, order, judgment, writ, injunction, decree, or award to which Seller is a party or by which the Business is affected; or (e) an imposition of any Encumbrance on any Purchased Asset.

3.7   Consents and Approvals.  Except as set forth on Schedule 3.7 hereto, no consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other Person or Persons or entity, is required to be made or obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement.

3.8   Litigation.  There is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, currently threatened against Seller that questions the validity of this Agreement (or any Collateral Agreement) or the right of Seller to enter in such agreements or to consummate the transactions contemplated hereby or thereby.  The Business is not subject to any outstanding injunction, judgment, order, decree, ruling or charge.  Seller is not a party, or to Seller’s Knowledge, threatened to be made a party, to any Action with respect to or involving any of the Business, the Purchased Assets or the Assumed Liabilities.

3.9   No Encumbrances; Title and Condition.  There are no Encumbrances on the Purchased Assets (tangible, intangible or otherwise) other than (i) the Permitted Encumbrances and (ii) the Encumbrances set forth on Schedule 3.9, which will be removed at or prior to Closing.  Seller has good and marketable title to all of the tangible Purchased Assets.  Each of the tangible Purchased Assets is available for immediate use as currently operated and is in good condition in all material respects consistent with its present use (reasonable wear and tear excepted).

3.10   Intellectual Property.

(a)   Schedule 2.1(a) sets forth a list of all the Purchased Intellectual Property. There are no Actions against Seller pending or, to Seller’s Knowledge, threatened, asserting the invalidity, misuse or unenforceability of any of the Purchased Intellectual Property.

(b)   Except as set forth on Schedule 3.10(b), to Seller’s knowledge, neither the Purchased Intellectual Property nor the conduct of the Business by Seller has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property of third parties.

(c)   Seller has sufficient title and ownership of all of the Purchased Intellectual Property which is necessary for the Business as currently conducted.  There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind with respect to the Purchased Intellectual Property.

3.11   Employment and Labor Matters; Employee Benefits.

(a)   Schedule 3.11(a) sets forth a complete and accurate list of the name, age, location of employment, length of service, accrued vacation and sick time and current annual rates of salary of and other compensation payments due each employee of the Business (a “Business Employee”), as well as a list of all existing severance arrangements which constitute contractual obligations of Seller with respect to and a list showing participation in and level of benefit entitlement applicable to each of the Business Employees.  Seller shall take the following steps prior to the Closing, with respect to any Business Employee who will be a Transferred Employee: (i) cause each such Business Employee to waive any and all severance obligations due from Seller and Purchaser; and (ii) pay each such Business Employee for any and all accrued but unused vacation time as of the Closing Date.

(b)   There are no collective bargaining agreements with any union or other bargaining group for any Business Employees and there has been no union organizational efforts involving such employees of Seller and, to Seller’s Knowledge, no such organization efforts are pending.  There is no strike, labor dispute, work slowdown or stoppage pending with respect to the Business and there has never been any such strike, labor dispute, work slow down or stoppage associated with the Business.

(c)   Schedule 3.11(c) hereto sets forth a complete and accurate list of all material Employee Benefit Plans for the benefit of any Business Employee, indicating the sponsor of such plan.  Seller has furnished or made available to Purchaser a true and complete copy of each such Employee Benefit Plan.  Except as otherwise set forth in Schedule 3.11(c):

(i)   Seller does not contribute to or have an obligation to contribute to, and Seller has not at any time contributed to or had an obligation to contribute to, and Seller does not have any actual or contingent liability under a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code;

(ii)   each Employee Benefit Plan has been administered by Seller in compliance with its governing documents and applicable law and, to the Knowledge of Seller, there have been no defaults or violations by any other party to the Employee Benefit Plans;

(iii)   all reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies, Employee Benefit Plan participants or Employee Benefit Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner;

(iv)   each of the Employee Benefit Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

(v)   there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, any of the Employee Benefit Plans or their assets;

(vi)   all contributions required to be made to the Employee Benefit Plans pursuant to their terms and provisions and applicable law have been made timely;

(vii)   Seller does not maintain or sponsor any Employee Benefit Plan subject to Title IV of ERISA;

(viii)   none of the Employee Benefit Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Employee Benefit Plan, Seller or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(ix)   to the Knowledge of Seller, there is no matter pending (other than routine qualification determination filings) with respect to any of the Employee Benefit Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation;

(x)   Seller does not maintain or sponsor an Employee Benefit Plan which is funded by a trust intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code; and

(xi)   Seller does not have any obligation to provide health benefits or death benefits to former employees, except as specifically required by law.

3.12   Tax Matters.  Except as set forth on the applicable Schedule 3.12:

(a)   Neither the Purchased Assets nor the Business are, nor will any of them be as of the Closing Date, encumbered by any Encumbrances (other than Permitted Encumbrances) arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Encumbrances against the Purchased Assets or the Business in respect of any Taxes.

(b)   The transactions contemplated by this Agreement will not give rise to (i) the creation of any Encumbrances against the Purchased Assets or the Business in respect of any Taxes or (ii) the assertion of any additional Taxes against the Purchased Assets or the Business.

(c)   Seller has paid all Taxes due and payable imposed with respect to the Purchased Assets and the Business.

(d)   No Action is pending or, to Seller’s Knowledge, threatened by any Governmental Authority for any audit, examination, deficiency, assessment or collection from Seller of any Taxes related to the Purchased Assets or the Business.

3.13   Insurance.  Schedule 3.13 sets forth a list and the material terms of all insurance policies, letters of credit and surety bonds covering or relating to the Purchased Assets.

3.14   Contracts.  Seller has furnished to Purchaser copies of all of the Assigned Contracts identified on Schedule 2.1(d).  All of the Assigned Contracts are legal, valid and binding obligations, except as such enforcement may be limited by Laws relating to or limiting creditors’ rights generally or by general principles of equity.  As of the date of this Agreement, there is no default, violation, or breach by Seller or, to Seller’s Knowledge, any other party under any Assigned Contract and no such event has occurred which affects the enforceability of such Assigned Contract or any parties’ rights thereunder, except as such enforcement may be limited by Laws relating to or limiting creditors’ rights generally or by general principles of equity, where any of the foregoing would have a material effect upon the Business.

3.15   Brokers.   Except as set forth on Schedule 3.15, Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

3.16   Financial Statements. Schedule 3.16 sets forth the following financial statements of the Business: unaudited consolidated balance sheets and statements of income as of and for: (i) the  twelve months ended December 31, 2009 (the “Year-End Financial Statement”); and (ii) the ten months ended October 31, 2010 (the “Recent Financial Statement”).  Seller shall provide unaudited consolidated balance sheets and statements of income as of and for the eleven months ended November 30, 2010 on or by December 20, 2010 (the “Most Recent Financial Statement”; together with the Year-End Financial Statement and the Recent Financial Statement, the “Financial Statements”).  The Financial Statements present fairly the financial condition of the Business as of such dates and the results of operations for such periods.  Seller has maintained a standard system of accounting established and administered in accordance with GAAP with respect to the Business and the Purchased Assets.

3.17   No Undisclosed Liabilities. The Business does not have any material liability required to be disclosed on a balance sheet in accordance with GAAP, except for (i) liabilities set forth on the face of the Most Recent Financial Statement and any notes thereto, and (ii) liabilities which have arisen after October 31, 2010 in the ordinary course of business.

3.18   No Material Adverse Change. Since October 31, 2010, there has not been any material adverse change in the financial condition of the Business.

3.19   Compliance with Laws.  Seller is in compliance with all federal, state and local laws, rules, regulations and ordinances applicable or relating to the ownership or operation of the Business.  Neither the ownership nor operation of the Business conflicts in any respect with the rights of any other Person or entity.

3.20   Sufficiency of Purchased Assets. The Purchased Assets constitute all of the material rights, properties and assets used in the operation of the Business as presently conducted and expected to be conducted as of the Closing.

3.21   Proprietary Information Agreements. Each present and former employee of Seller who worked primarily in connection with the Business has executed a proprietary information and inventions agreement that contained customary proprietary information protections. To Seller’s Knowledge, except as listed on Schedule 3.21, none of Seller’s present or former employees associated with the Business are in violation of such agreements.

3.22   Insolvency.  No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, the Business or any of the Purchased Assets is pending, or to Seller’s Knowledge, threatened, and Seller has not made any assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

3.23   Disclaimer.  Except for the representations and warranties set forth in this Article 3 and the representations and warranties in the certificate to be delivered by Seller pursuant to Section 2.7(b)(i), neither Seller nor any of its Affiliates has made any representation or warranty, express or implied. For the avoidance of doubt, all implied warranties, including but not limited to implied warranties of merchantability and of fitness for a particular purpose, are excluded from this Agreement. Neither Seller nor any of its Affiliates shall be subject to any liability to Purchaser or any other Person resulting from Purchaser’s or its representatives’ use of any financial information, projection, budget or any other document or information that is forward-looking in nature, other than as set forth in those representations and warranties expressly made in this Article 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1   Organization.   Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Purchaser has the requisite power and authority to own and operate its assets and to carry on its business as presently conducted.

4.2   Authorization.  Purchaser has the requisite corporate power and authority to enter into this Agreement and each of the Collateral Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and the Collateral Agreements have been duly authorized by all necessary corporate action on the part of Purchaser.

4.3   Due Execution and Delivery; Binding Obligations.   This Agreement has been, and the Collateral Agreements shall have been at or prior to the Closing, duly executed and delivered by Purchaser.  This Agreement constitutes, and each Collateral Agreement shall, at or prior to the Closing, constitute, a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as such enforcement may be limited by Laws relating to or limiting creditors’ rights generally or by general principles of equity.

4.4   No Conflict or Violation.   Neither the execution and delivery of this Agreement or any Collateral Agreement, nor the consummation of the transactions contemplated hereby or thereby  will result in:  (a) a violation of, or a conflict with, charter documents of Purchaser or any subscription, shareholders’, or similar agreements or understandings to which Purchaser is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination under any contract or any encumbrance to which Purchaser is a party or by which its property or business is bound or affected; (c) a violation by Purchaser of any applicable Law; (d) a violation by Purchaser of any order, judgment, writ, injunction decree or award to which Purchaser is a party or by which Purchaser is affected; or (e) an imposition of an Encumbrance on any property or asset of Purchaser.

4.5   Consents and Approvals.  No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other Person or Persons or entity is required to be made or obtained by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

4.6   Brokers.   Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

5.1   Survival; Holdback Amount.  All representations, warranties and covenants contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of twenty-four (24) months and any claim for breach of a representation or warranty must be brought prior to the expiration of such twenty-four (24) month period; provided, however, that the representations and warranties set forth in Sections 3.9 (No Encumbrances; Title and Condition), 3.11(c) (Employee Benefits) and 3.12 (Tax Matters) shall survive until the expiration of the applicable statute of limitations.  The Holdback Amount shall be released from escrow upon the expiration of the twenty-four (24) month period; provided, however, that, if there are indemnification claims pending against all or a portion of the Holdback Amount, such portion of the Holdback Amount shall be retained in escrow until the final resolution of such indemnification claims.

5.2   Indemnification by Seller.  Subject to Sections 5.1, and 5.4, Seller and Lenco shall, jointly and severally, indemnify and hold Purchaser and its Representatives harmless against and with respect to, and shall, jointly and severally, reimburse Purchaser and its Representatives for:

(i)   any and all Losses resulting from any untrue representation or breach of warranty contained in this Agreement or in any certificate or Collateral Agreement delivered to Purchaser under this Agreement;

(ii)   any and all Losses resulting from any breach or non-satisfaction of any covenant or agreement contained in this Agreement or in any certificate or Collateral Agreement delivered to Purchaser under this Agreement;

(iii)   any and all obligations of Seller not assumed by Purchaser pursuant to this Agreement, including, without limitation, any liabilities arising at any time under any contract not included in the Assigned Contracts;

(iv)   any and all Losses resulting from the ownership or operation of Seller's business, including but not limited to, the Business prior to the Closing, including any liabilities arising under the Assigned Contracts or any of the other Purchased Assets which relate to events occurring prior to the Closing Date; and

(v)   any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

5.3   Indemnification by Purchaser.  Subject to Sections 5.1 and 5.4, Purchaser hereby agrees to indemnify and hold Seller and its Representatives harmless against and with respect to, and shall reimburse Seller for:

(i)   any and all Losses resulting from any untrue representation or breach of warranty contained in this Agreement or in any certificate or Collateral Agreement delivered to Seller under this Agreement;

(ii)   any and all Losses resulting from any breach or non-satisfaction of any covenant or agreement contained in this Agreement or in any certificate or Collateral Agreement delivered to Seller under this Agreement;

(iii)   any and all obligations of Seller, including but not limited to the Assumed Liabilities, assumed by Purchaser at the Closing pursuant to this Agreement;

(iv)   any and all Losses resulting from the ownership or operation of the Business after the Closing, including any liabilities arising under the Assigned Contracts or any of the other Purchased Assets which relate to events occurring after the Closing Date; and

(v)   any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

5.4   Limitations.  No indemnification under Section 5.2(i) or 5.3(i) shall be required to be made by any party until the aggregate amount of all indemnification claims against the indemnifying party exceeds Twenty-Five Thousand Dollars ($25,000). Once such claims exceed $25,000, such indemnifying party shall be required to indemnify the other party with respect to all indemnifiable claims for Losses in excess of the $25,000 threshold, subject to the limits on liability provided herein.  Notwithstanding anything to the contrary herein, in no event shall Seller obligations for indemnification under Section 5.2 exceed Six Hundred Thousand Dollars ($600,000) in the aggregate and Purchaser hereby waives and releases any recourse against Seller for indemnification above $600,000; provided, however, that the foregoing limitation on liability shall not apply with respect to breaches of Sections 3.8 (Litigation), 3.9 (No Encumbrances; Title and Condition), 3.11(c) (Employee Benefits) and 3.12 (Tax Matters) or in cases of fraud by Seller.  The maximum monetary liability of Purchaser (including any Affiliate or Representative of Purchaser) with respect to its indemnification obligations under Section 5.3 shall not exceed Six Hundred Thousand Dollars ($600,000) in the aggregate and Seller hereby waives and releases any recourse against Purchaser for indemnification above $600,000; provided, however, that the foregoing limitation of liability shall not apply in cases of fraud or willful misconduct by Purchaser.  Except as otherwise provided herein, the indemnification provisions in this Section 5 sets forth the exclusive remedies of the parties hereto following the Closing for a breach of a representation, warranty or covenant under this Agreement or any other claims relating to this Agreement, except for those arising under (i) Sections 6.5 (Seller Restrictive Covenants) and 6.6 (Non-Solicitation), which in addition to remedies in this Article 5, shall afford the parties the remedy set forth in Section 6.8 (Specific Performance) or (ii) Section 7.4 (Attorneys’ Fees). Purchaser shall not be entitled to indemnification hereunder with respect to facts and circumstances noted on the disclosure schedules to Section 3.

5.5   Seller’s Indemnification Obligations and the Holdback Amount.  In the event of an indemnification claim against Seller and/or Lenco and after the completion of the indemnification procedure set forth below in Section 5.6, Seller and Purchaser shall cause the appropriate amount of funds to be distributed from the Holdback Amount to cover such indemnification claim.  If the amount of an indemnification claim exceeds the Holdback Amount, the amount of such claim shall be recovered first from the Holdback Amount and then from Seller and/or Lenco.

5.6   Procedure for Indemnification.

(a)   Claims for Indemnity.  Whenever a claim for Losses shall arise for which one party (the “Indemnified Party”) shall be entitled to indemnification hereunder, the Indemnified Party shall notify the other party hereto (the “Indemnifying Party”) in writing describing the claim and the basis therefor, as soon as practicable, but in no event later than ten (10) days after the Indemnified Party acquires knowledge of the basis for the claim for indemnification; provided however, that the failure to give notice shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent that such failure materially prejudices the Indemnifying Party.  If the Indemnified Party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same.

(b)   Defense of Claims.  Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified Party, and acknowledgment by the Indemnifying Party (whether after resolution of a dispute or otherwise) of the Indemnified Party’s right to indemnification hereunder with respect to such claim, the Indemnifying Party shall assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof.  If the Indemnifying Party shall acknowledge the Indemnified Party’s right to indemnification and elect to assume the defense of such claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnifying Party and the Indemnified Party that makes it improper for one counsel to represent both parties, in which case the reasonable fees and expenses of one separate counsel to the Indemnified Party shall be at the expense of the Indemnifying Party.  If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party’s right to indemnification, the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party’s expense, and the Indemnified Party shall have control over the litigation and authority to resolve such claim.

(c)   Settlement of Claims.  If the Indemnifying Party has assumed the defense of any claim by a third party against the Indemnified Party, the Indemnifying Party shall have the right to settle or consent to entry of judgment arising from such claim as follows:

(i)   to the extent such settlement or judgment results only in the payment of money and does not encumber any assets of the Indemnified Person or result in any restriction on the Indemnified Person to own its properties or conduct its business, without the consent of the Indemnified Person; and

(ii)   to the extent such settlement or judgment will encumber any assets of the Indemnified Person or result in any restriction on the Indemnified Person to own its properties or conduct its business, only with the prior written consent of the Indemnified Person, which consent shall not be unreasonably conditioned or withheld.

(d)   Scope of Indemnification Rights.  The indemnification rights provided in Sections 5.2 and 5.3 shall extend to the shareholders, directors, officers, members, employees and Representatives of any Indemnified Party, although, for the purpose of the procedures set forth in this Section 5.6, any indemnification claims by such parties shall be made by and through the Indemnified Party. Excluding instances of fraud and willful misconduct, the indemnification rights provided in Sections 5.2 and 5.3 shall be the sole and exclusive rights and remedies of the parties after the Closing with respect to any matters arising out of or relating to this Agreement and the transaction contemplated by this Agreement. EXCLUDING INSTANCES OF FRAUD AND WILLFUL MISCONDUCT BY SELLER, PURCHASER WAIVES, RELEASES, AND DISCHARGES, FOR ITSELF AND ON BEHALF OF ITSELF AND ITS REPRESENTATIVES, ALL RIGHTS TO, AND SELLER DISCLAIMS ANY OBLIGATIONS FOR, ALL PUNITIVE, EXEMPLARY, CONSEQUENTIAL, DIRECT OR INDIRECT DAMAGES, HOWEVER CHARACTERIZED, OTHER THAN THOSE EXPRESSLY SET FORTH UNDER THIS ARTICLE 5.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1   Further Assurances.  Seller will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, the Purchased Assets and in transitioning the Business to Purchaser. Purchaser, at any time after the Closing Date, will execute, acknowledge and deliver any further documents and instruments reasonably requested by Seller, and will take any other action consistent with the terms of this Agreement that may be reasonably requested by Seller for the purpose of assuming any or all of the Assumed Liabilities.

6.2   Provision of Post-Closing Transition Services.

(a)   In order to transition the Business to Purchaser in an orderly manner, Seller shall provide the following services to Purchaser (the “Transition Services”) during the period following the Closing:

(i)   the services of Aaron Gravitz or personnel under his direct supervision with respect to transitioning customer and vendor relationships, as reasonably requested by Purchaser for a period of up to 90 days after the Closing Date, provided that such services will not exceed 20   man-hours per week; and

(ii)   the services of Bill McCarthy or personnel under his direct supervision with respect to operation of technology (e.g., the dialer and leads platform), as reasonably requested by Purchaser for a period of up to 180 days after the Closing Date, provided that such services will not exceed 30 man-hours per week.

(b)   Purchaser acknowledges and agrees that the Transition Services are provided by Seller (i) at the request of Purchaser in order to accommodate it following the Closing and (ii) with the expectation that Seller is not assuming any financial or operational risk, including those usually assumed by a service provider, except for the risks explicitly set forth herein.  Seller shall provide the Transition Services to Purchaser in a commercially reasonable manner consistent with the manner it has heretofore been provided to the Business while it was operated by Seller.  SELLER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSITION SERVICES AND EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED.  Seller’s maximum liability to, and the sole remedy of, Purchaser for breach of this Section is a redelivery (or delivery) of the service, unless the breach arises out of the gross negligence or willful failure of performance of Seller.  Seller shall have no obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Transition Service in question. In no event shall either party be liable to the other for any consequential, incidental or special damages suffered by other party arising out of the provision of Transition Services, whether resulting from negligence or otherwise.

(c)   Purchaser shall not be obligated to continue to use any of the Transition Services and may terminate any Transition Service by giving Seller ten (10) days prior notice thereof in accordance with the notice provisions of this Agreement.

(d)   It is understood and agreed by Seller and Purchaser that the Retail Customer Agreement by and between Global Crossing Telecommunications, Inc. and an Affiliate of Seller (the “GC Agreement”) is a material contract necessary for the operation of the Business that is shared among Seller and its affiliates.  Seller agrees to provide Purchaser with the benefits of the GC Agreement, including, without limitation, long-distance telephone service for the Business at Seller’s previously negotiated rates, for the one hundred eighty (180) days following Closing.  Purchaser agrees to reimburse Seller for any and all amounts charged by Global Crossing for services provided to Purchaser under the GC Agreement.  Such amounts shall be paid within thirty (30) days after Seller’s provision of reasonable supporting documentation to Purchaser.  This right of access of Purchaser to the services provided under the GC Agreement shall terminate automatically upon the 180th day following Closing.

6.3   Delivery of Misdirected Funds.  In the event that either party hereto receives funds, whether related to accounts receivable or otherwise, intended for the other party, such receiving party shall immediately notify the other party and promptly remit such funds to the other party, in all cases within ten (10) days after receiving such funds.

6.4   Expenses.  Each party shall pay its own expenses incurred in connection with the authorization, negotiation, execution of and performance under this Agreement, including, without limitation, all fees and expenses of counsel, accountants, agents and representatives.  Each party shall be responsible for all fees or commissions payable to any finder, broker, advisor or similar person retained by or on behalf of such party.

6.5   Employees.

(a)           Purchaser has offered employment to each of the Business Employees of the Business listed on Schedule 3.11(a).  Each of the Business Employees that accepts employment with Purchaser (collectively, the “Transferred Employees”) will be credited for eligibility and vesting from the Closing Date under the benefit plans, programs and arrangements of Purchaser with their service to Seller before the Closing Date to the same extent such service was credited under the comparable plans of the Seller.  Purchaser will use commercially reasonable efforts to cause its third party providers of its employee benefits to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare plan that such employees may be eligible to participate in after the Closing Date.  Purchaser will provide each Transferred Employee with credit for any co-payments and deductibles paid before the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Transferred Employees are eligible to participate in after the Closing Date to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Closing Date.

(b)    Purchaser will use commercially reasonable efforts to cause its 401(k)/profit sharing plan to accept, after the Closing Date, the rollover of amounts distributed by Seller to any Transferred Employee from any Seller 401(k)/profit sharing plan, including the acceptance in such rollover of any outstanding plan loan of such Transferred Employee.

6.6   Seller Restrictive Covenants.

(a)   Seller Non-Solicitation of Employees.  From the Closing Date until the second anniversary thereof, neither Seller, nor any of its Affiliates, shall, directly or indirectly, solicit for employment or hire any employee of Purchaser (or any of its Affiliates), including, without limitation, the Transferred Employees, or otherwise induce or attempt to induce any employee of Purchaser (or any of its Affiliates), including, without limitation, any Transferred Employee, to leave his or her employment with Purchaser (or any of its Affiliates).

(b)   Seller Non-Solicitation of Service Providers.  From the Closing Date until the second anniversary thereof, neither Seller, nor any of its Affiliates, shall, directly or indirectly, solicit any and all advertisers, publishers, data sources, outbound and inbound telemarketing service providers, or any similar providers to disrupt, adversely affect, or terminate their relationship with Purchaser.

(c)   Non-Competition.  Seller and its Affiliates covenant and agree that, from the Closing Date until the third anniversary thereof, Seller and its Affiliates shall not, directly or indirectly, whether as a shareholder, partner, principal, investor, participant, owner, agent or otherwise, engage in any Competing Business (as defined below) anywhere within the United States of America, the World Wide Web, the Internet or any other global communications network.  For purposes of this Agreement, the term “Competing Business” means any business that engages in, as part of its core business, providing leads regarding prospective students to educational institutions, whether through online means or through inbound or outbound telemarketing activities.

6.7   Non-Solicitation.  From the Closing Date until the second anniversary thereof, Purchaser and its Affiliates will not solicit for employment or hire any employee of Seller or any of its Affiliates (other than a Transferred Employee) or otherwise induce or attempt to induce any such employee to leave his or her employment with Seller or any of its Affiliates.

6.8   Reasonableness of Restrictions.  Each of Seller and Purchaser recognizes that the limitations set forth in Sections 6.5 and 6.6 are reasonable, not burdensome and are properly required by Law for the adequate protection of Seller or Purchaser, and in the event that such limitations are deemed to be unreasonable by a court of competent jurisdiction, then Seller and Purchaser agree to submit to a modification or reduction of such limitations as such court shall deem reasonable.

6.9   Specific Performance.  In the event of a breach by either party of the terms in Sections 6.5 or 6.6, the non-breaching party shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of Sections 6.5 or 6.6 by the non-breaching party and to enjoin the non-breaching party from any further violation of Sections 6.5 or 6.6 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.  The parties acknowledge, however, that the remedies at law for any breach of the provisions of Sections 6.5 or 6.6 may be inadequate and that the non-breaching party shall be entitled to injunctive relief against the breaching party in the event of any breach.  If any claim or Action is commenced by either party seeking specific performance pursuant to this Section 6.8, the prevailing party shall recover from the losing party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled.

6.10   Change of Corporate Name.  Within five (5) business days after the Closing, Seller shall take all necessary steps to change Seller’s corporate name so that it is no longer AdMax Media Inc.  Seller shall cooperate with Purchaser and take whatever steps are necessary promptly after the Closing in order to permit Purchaser to use Seller’s trade and fictitious names, if any.

6.11   Update Disclosure Schedules.  Prior to the Closing Date, and in no event later than December 28, 2010, Seller shall disclose to Purchaser any information contained in the representations and warranties of Seller contained in Section 3 or in the disclosure schedules delivered pursuant thereto which is no longer true and complete.  Any such disclosure shall be deemed to modify, amend or supplement the representations and warranties.

6.12   Exclusive Dealing.  Between the date hereof and the Closing Date, Seller will not:

(a)   solicit or initiate discussions or engage in negotiations with any Person other than Purchaser (whether or not such discussions are initiated by Seller) with respect to the possible acquisition of the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise);

(b)   provide any information with respect to the Purchased Assets to any Person other than Purchaser relating to the possible acquisition of the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise); or

(c)   enter into a transaction with any Person other than Purchaser concerning the possible acquisition of the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise).

6.13   Approval of Certain Transactions.  Except as specifically contemplated by this Agreement, Seller, without the prior written consent of Purchaser, shall not, from the date hereof through the Closing Date:

(a)   incur or agree to incur any liability or obligation with respect to the Purchased Assets or the Business or enter into any agreement or transaction (with respect to the Purchased Assets or the Business) that cannot be cancelled upon not more than thirty (30) days’ notice, except for customer contracts entered into in the ordinary course of business;

(b)   mortgage, pledge or otherwise encumber or convey any similar interest in, or take any action that would give rise to any Encumbrance with respect to, any Purchased Assets or sell, lease or convey any interest in any Purchased Asset;

(c)   conduct the Business other than in the ordinary course;

(d)   waive or release any rights with respect to the Purchased Assets;

(e)   change its methods of accounting with respect to the Purchased Assets or the Business; or

(f)   take any other action which would (i) have a material adverse effect or result in a material adverse change in the condition (financial or otherwise) of the Business or the Purchased Assets or (ii) which, if taken prior to the date hereof, would constitute a breach of any representation or warranty contained in Section 3 of this Agreement.

6.14   Maintenance of Assets.  Seller shall use commercially reasonable efforts to maintain the Purchased Assets in operable condition (wear and tear excepted).  If any loss, damage, impairment, confiscation or condemnation of any of the Purchased Assets occurs, Seller shall repair, replace or restore those Purchased Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace or restore any of the Purchased Assets that are lost, damaged, impaired or destroyed.

6.15   Insurance.  Seller shall maintain in full force and effect comprehensive general liability insurance policies with respect to the Purchased Assets and the Business prior to the Closing Date.

6.16   Notice of Proceedings.  Seller will promptly notify Purchaser upon (and, in any event within three (3) days) receipt of notice of any actual or threatened material claim, dispute, arbitration, litigation, complaint, judgment, order, decree, action or proceeding relating to the Business, the Purchased Assets or the consummation of the transactions contemplated hereby.

6.17   Access to Offices, Officers, Accountants, Etc.  Seller will afford to the officers and authorized representatives of Purchaser (including, without limitation, attorneys, accountants, insurance brokers, financial advisors and bankers) access to the offices, officers, properties, books and records associated with the Purchased Assets and to any and all Persons Purchaser deems appropriate in order to enable Purchaser to consummate the transactions contemplated hereby, and will furnish Purchaser with such additional financial and operating data and other information as to the Purchased Assets and the Business as Purchaser may from time to time reasonably request.

6.18   Employees.  Seller shall permit Purchaser to interview current employees of the Business at the premises of the Business upon reasonable advance notice to Seller.

6.19   Confidentiality.  If the transactions provided for herein are not consummated, Purchaser and its officers, managers, members, agents and representatives shall, unless otherwise required by applicable Laws, hold in strict confidence all information obtained from Seller and its officers, managers, members, agents and representatives and will promptly return to Seller, all documents obtained from Seller and its officers, managers, members, agents and representatives and all copies of such documents made by Purchaser and its officers, managers, members, agents and representatives or, if requested by Seller, will destroy all such documents and copies, as well as all analysis, compilations, summaries, studies or other documents prepared by Purchaser or its officers, managers, members, agents and representatives which contain information provided by Seller or its officers, managers, members, agents and representatives; provided, however, that Purchaser may retain any documents obtained from Seller or prepared by Purchaser if Purchaser reasonably determines that litigation may result from the failure to consummate the transactions and such documents may be relevant in such litigation.

ARTICLE 7
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to acquire the Purchased Assets, pay the Purchase Price and assume the Assumed Liabilities is subject to the satisfaction or waiver in writing by Purchaser, on or prior to the Closing Date, of each of the following express conditions precedent:

7.1   Authorization.  All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller shall have been duly taken prior to the Closing.

7.2   Representations and Warranties.  The representations and warranties of Seller made in or pursuant to this Agreement (giving effect to the modifications to the disclosure schedule made in accordance with Section 6.10) shall be true and correct on and as of the Closing Date (i) in all respects with regard to representations and warranties limited by materiality qualifications and (ii) in all material respects with regard to all other representations and warranties, with the same effect as though all such representations and warranties had been made on and as of such date (except for representations and warranties that expressly relate to a specified date, which need to be true and correct only as of the specified date).

7.3   Performance of Obligations.  Each and all of the covenants and agreements of Seller to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with or duly waived.

7.4   Due Diligence Investigation.  The results of Purchaser’s due diligence investigation shall have been satisfactory to Purchaser.  The foregoing condition to Closing expires and is null and void on and after December 30, 2010.  Purchaser may terminate its obligation to purchase the Purchased Assets at any time prior to December 30, 2010 by notifying Seller in writing that the results of Purchaser’s due diligence were not satisfactory to Purchaser.  If the termination notice is timely sent on or before December 30, 2010, Purchaser and Seller shall not be under any obligation under this Agreement to purchase or convey the Purchased Assets.

7.5   Instruments of Conveyance.  Seller shall have executed and delivered such assignments of the Purchased Assets and other instruments of transfer and conveyance, as shall be required to effect the transfer to Purchaser of all of the Purchased Assets free and clear of any Encumbrances (except the Permitted Encumbrances).

7.6   Delivery of Physical Possession.  Seller shall, at Closing, deliver to Purchaser physical possession of the Purchased Assets.

7.7   Discharge of Encumbrances.  Seller shall, at Closing, deliver to Purchaser evidence of the discharge of any and all Encumbrances (including Permitted Encumbrances disclosed on the disclosure schedules but excluding all other Permitted Encumbrances) on the Purchased Assets.

7.8   Litigation.  No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission: (a) challenging any of the transactions contemplated by this Agreement; (b) seeking monetary relief by reason of the consummation of such transactions; or (c) which would adversely affect Seller or the Purchased Assets following the Closing Date.

7.9   Governmental Actions; Damage to Property.  There shall not have occurred any: (a)  seizure by any Governmental Authority of all or a portion of the Purchased Assets or (b) any damage, destruction or other impairment of or to all or a portion of the Purchased Assets, including, without limitation, damage, destruction or other impairment caused by theft, fire and/or any casualty.

ARTICLE 8
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligation of Seller to sell or otherwise transfer the Purchased Assets hereunder is subject to the satisfaction or waiver in writing by Seller, on or prior to the Closing Date, of each of the following express conditions precedent:

8.1            Corporate Action.  All corporate actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Purchaser shall have been duly taken prior to the Closing.

8.2   Representations and Warranties.  The representations and warranties of Purchaser  made in or pursuant to this Agreement shall be true and correct on and as of the Closing Date (i) in all respects with regard to representations and warranties limited by materiality qualifications and (ii) in all material respects with regard to all other representations and warranties, with the same effect as though all such representations and warranties had been made on and as of such date (except for representations and warranties that expressly relate to a specified date, which need to be true and correct only as of the specified date).

8.3   Performance of Obligations.  Each and all of the covenants and agreements of Purchaser to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed or complied with or duly waived.

8.4   Payment.  Purchaser shall have paid the amounts to Seller those amounts referenced in Section 2.7 above.

8.5   Litigation.  No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission: (a) challenging any of the transactions contemplated by this Agreement; or (b) seeking monetary relief by reason of the consummation of such transactions.

8.6   Offers of Employment.  Purchaser shall have offered employment to the Transferred Employees pursuant to formal employment documentation.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1   Entire Agreement.   This Agreement, together with the agreements referred to herein and the Schedules and Exhibits hereto and thereto, constitute the full and entire agreement and understanding between the parties with regard to the subject matter of this Agreement.  All prior and contemporaneous agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are superseded by this Agreement, the Schedules and Exhibits to this Agreement, and the documents referred to in or implementing the provisions of this Agreement.

9.2   Governing Law.  The validity, construction, and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the Commonwealth of Pennsylvania without regard to the Laws of such state as to choice or conflict of Laws.  Each party hereby consents to service of process by mail at the address to which notices are to be given.

9.3   Confidentiality.  Each party to this Agreement shall take all reasonable precautions to maintain the confidentiality of the negotiation and existence of this Agreement, the identity of the parties hereto and any nonpublic information concerning the other parties or their respective subsidiaries or affiliates provided to or discovered by any of them or their respective representatives and shall not disclose any of the above information to anyone other than (a) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated by this Agreement, including, without limitation, attorneys, accountants and similar representatives, (b) such lenders or investors as may be necessary to finance the transactions contemplated hereby and (c) such Persons or Governmental Authorities whose consents or approvals may be necessary or to whom notice needs to be given to permit consummation of the transactions contemplated hereby.

9.4   Publicity.  Except to the extent otherwise required by Law, none of the parties shall issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior approval of the other, which approval shall not be unreasonably withheld.

9.5   Attorneys’ Fees.   If any claim or Action is commenced by either party concerning the enforcement of any provision of this Agreement, the prevailing party shall recover from the losing party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled.

9.6   Interpretation.  The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party.  The captions of the Sections and subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

9.7   Waiver and Amendment.   This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns.  Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision.  The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

9.8   Assignment.  Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of all other parties; provided, however, the Purchaser may elect to assign this Agreement and all of its duties and obligations hereunder to an Affiliate prior to Closing without obtaining Seller’s prior consent.  Upon such assignment, Seller shall release Silverback Network, Inc. from any matters herein.

9.9   Successors and Assigns.   Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

9.10   Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or express mail (postage prepaid) or by telecopier to the parties at the following addresses and facsimile numbers:

if to Purchaser to:

Silverback Network, Inc.
2201 North Front Street
Harrisburg, PA 17110
Attention:  Joshua R. Gray
Telecopier: (717) 213-6977

and to:

Buchanan Ingersoll & Rooney PC
213 Market Street, 3rd Floor
Harrisburg, PA 17101
Attention:  Stephen C. Gierasch
Telecopier:  (717) 233-0852

if to Seller to:

AdMax Media Inc.
345 Chapala Street
Santa Barbara, CA 93101
Attention: Thomas Banks
Telecopier: (805) 456-2063

Notices will be deemed to have been received:  (i) in the case of personal service, on the date actually received; (ii) in the case of delivery by telecopier transmission, on the date of a confirmed transmission; (iii) in the case of delivery by express mail, on the first business day following the day they are deposited with the postal service or reputable overnight courier; and (iv) in the case of delivery by certified mail, on the fifth day after they are deposited with the postal service.

9.11   Severability.  Each provision of this Agreement is intended to be severable.  Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

9.12   No Third-Party Beneficiaries.  Nothing in this Agreement will be construed as giving any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.13   Warranty of Authority.   Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

9.14   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:

Silverback Network, Inc.

By:	/s/ Joshua R. Gray
Name: Joshua R. Gray
Title: President

SELLER:

AdMax Media Inc.

By:	/s/ Thomas Banks
Name: Thomas Banks
Title: CFO

LENCO MOBILE INC. solely with respect to its acceptance and acknowledgment of Article 5:

Lenco Mobile Inc.

By:	/s/ Thomas Banks
Name: Thomas Banks
Title: CFO

List of Schedules and Exhibits

Schedules

Schedule 2.1(a)	Purchased Intellectual Property
Schedule 2.1(c)	Equipment
Schedule 2.1(d)	Assigned Contracts
Schedule 2.1(e)	Transferred Employees
Schedule 2.1(f)	Purchased Names/Marks
Schedule 2.1(i)	Accounts Receivable
Schedule 2.3(a)	Assumed Liabilities
Schedule 2.3(d)	Accounts Payable
Schedule 3.6	No Conflict and Violation
Schedule 3.7	Consents and Approvals
Schedule 3.10(b)	IP Conflicts
Schedule 3.11(a)	Business Employees
Schedule 3.11(c)	Employee Benefit Plans
Schedule 3.12	Taxes
Schedule 3.13	Insurance
Schedule 3.15	Brokers
Schedule 3.16	Financial Statements

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale, Assignment and Assumption Agreement

Disclosure Schedules

2.1(a) Purchased Intellectual Property

●	The following Internet websites and the software hosted thereon:

	o	www.getmyonlinedegree.com

	o	www.internetcollegedirectory.com

	o	www.collegematchingservice.com

●	HTML Portal to individual school pages used by service representatives to enter data (TSR Portal)

●
A nonexclusive, worldwide, perpetual, royalty-free, assignable, transferable license to use, copy, modify, sell, sublicense, and create derivative works from,  the following software assets of Seller used in connection with the Business: AdMaximizer, Do Not Call, List Management, and Pamela.

2.1 (c) Equipment

Vendor	Description
Computer Equipment
CPU Hardware on Invoice 3784 & 3793	CPU Hardware on Invoice 3784 & 3793
Dell	Server memory 8 GB 2 x 4 Gb
Vialinx	13 Datascension Biz class Comps with monitor
Vialinx, S.A.	67 Dell computers
Vialinx	50 CDC Computers with flat screen Monitor

Furniture, Fixtures, Equipment
Furniture on Invoice 3784 & 3793	Furniture on Invoice 3784 & 3793
Furniture on Invoice 4325	Furniture on Invoice 4325
Headsets Direct	Headsets Direct
Server	2 GB RAM - Dialer Server - Contains all custom code for Dialer and hosts AMCAT management system
Prohet Network Integration, Inc	Network hardware
Prohet Network Integration, Inc	Network hardware
Prohet Network Integration, Inc	Network hardware
Server	12 GB RAM - Asterisk Server - main VoIP Server for Dialer
Server	8 GB RAM - Database Server - Backup Database Server and contains some reporting systems.
Vialinx	Furniture set up for 50 Stations
Noble	Add'l line for calls (increase thru-put)
Vialinx	Printer, headsets phones

Other Equipment and Servers
Datascension	4 IP Based Cameras
Datascension	4 IP Based Telephones
Server	64 GB RAM - Windows Server hosting MS SQL - main Database Server for Dialer and main reporting server including recording storage
Server	2 GB RAM - PBX server for VoIP phones in Costa Rica.
Server	2 GB RAM Penguin/Relion - Spare
Server	2 GB RAM Penguin/Relion - Spare
Server	2 GB Super Micro - Spare
Server	2 GB Dell - Spare

1

2.1(d) Assigned Contracts

Agreements with Data Vendors:

Acquisis
Bloosky
Cutting Edge
IMS
Lead 5 Media 10 day (David Tran) Feed
Performancems
Reliant - Postal
Revenue Enhancement Group
ThruChannel
Useful
vayan
Vibrant - EDU
Web Clients
Wheaten Partials
KMPG
Datascension
Vialinx - [NOT YET SIGNED]
SHN
Unique Leads
Modern Ads

2

Agreements with Online Vendors:

AdNetwork Media
Affiliate.com
Affilit Media
CPA Nation
Doubleplay Media
Market Leverage
Offerweb
Wheaten & Wheaten
405 Interactive
Adactive Media Online
Course Mentor
Degree Source
Degree Speak
Edu Markets
Education Media Worldwide
Jefferson Education
Leadflash
Only Education
School and Education
The College Educator
Vintage Media Direct
The Scholars
Elite Education Group

Agreements with Search EDU Publishers:

A2Z Classes
Click4College
Degree Trail
Emma’s Choice
Learning and Earning
NextEduStep
Peak Degree

3

Agreements with Customers:

Academix Direct
Ad Assurance
CUNet
Dedicated Marketing
Direct Agents
Ed Ideas
Encircle
Enversa
First Impression Interactive
FocusQuest
List Source Direct
Media Spike
Offerfusion
Revenue Enhancement Group
Rising Results
Tightrope Interactive
University Bound
Ward
Action Lead Solutions (terminated in October)
AffNet
Barons Media
College Bound
Education Dynamics
Global Corp Marketing
Hybryd
LocalCollegeInfo.com
M2C Marketing
Magnotude Mutua
NEOC/ABNS Group
Plattform
Rex Direct

Merchant Account Campaign Agreement: Pivotal / Tangerine

Telecom Agreements:
Impact
Noble/Amcat TCA/Telespan

2.1(e) Transferred Employees

Chris Seidel
Dustin Stollberg
Joseph Hettich
Hector Gutierrez

2.1(f) Purchased Names/Marks

AdMax Media Inc.
getmyonlinedegree.com

4

2.1(i) Accounts Receivable

See Attached, as of 10/31/10

5

2.3(d) Accounts Payable

See Attached, as of 10/31/10

6

3.6 No Conflict or Violation

The following Assigned Contracts Require Consent to Assignment:

Data Vendor Contracts: Performancems, Revenue Group, ThruChannel ,
Online Vendor Contracts: Affiliate.com, Market Leverage, Wheaten & Wheaten
Customer Contracts: Encircle, First Impression Interactive, Education Dynamics, Global Corp Marketing
Telecom Contracts: Noble/Amcat

The following Assigned Contract May Require Consent to Assignment:

Data Vendor Contracts: Acquisis, Bloosky, Lead 5 Media 10 day (David Tran) Feed, KMPG
Customer Contracts: Academix Direct, CUNet, FocusQuest, Tightrope Interactive, Plattform, Rex Direct
Telecom Contracts: Impact, Affnet, College Bound

3.7 Consents and Approvals

None.

3.8 Litigation

September 29, 2010 letter from the Wisconsin Department of Agriculture, Trade and Consumer Protection request that the Seller cease contacting Wisconsin consumers until the Seller registers with the state as a telephone solicitor.

October 4, 2010 claim by Brett Harris that Seller violated certain Do Not Call rules.

3.9 Encumbrances to Be Removed at Closing

Security interests in certain assets of the Seller in favor of Agile Opportunity Fund, LLC, a Delaware limited liability company.

3.10(b) Intellectual Property Conflicts

None.

7

3.11(a) Business Employees

Name	Age	Location	Length of Service	Accrued Vacation and Sick Time	Annual Salary
Chris Seidel	36	Santa Barbara, CA	Since March 31, 2009	At December 31, 2010 - 0 hrs *	$ 100,000.00
Dustin Stollberg	32	Santa Barbara, CA	Since March 31, 2009	At December 31, 2010 - 0 hrs *	$ 63,000.00
Joseph Hettich	26	Santa Barbara, CA	Since April 26, 2010	At December 31, 2010 - 0 hrs *	$ 34,000.00
Hector Guttierrez	27	Santa Barbara, CA	Since March 31, 2009	At December 31, 2010 - 0 hrs *	$ 48,000.00

* Seller has a paid time off "use it or lose it" policy that runs to December 31 of each year.

3.11(c) Employee Benefit Plans

Lenco Retirement & Profit Sharing Plan
Health Benefits through Anthem
Dental and Vision through Principal
Paid Time Off

3.12 Taxes

None.

3.13 Insurance

●	Travelers Property Casualty Co. of America, Package Policy No. TT09404657, renewed effective 8/26/10

	o	Deluxe Property Coverage

	o	Commercial General Liability

	o	Employee Benefits Liability

●	Travelers Property Casualty Co. of America, Umbrella Excess Liability Policy No. TT09404658, renewed effective 8/26/10

●	Axis Surplus Insurance Company, Professional Liability Policy No. ECN000075031001, effective 9/17/10

8

3.15 Brokers

Maren Group

3.16 Financial Statements

See Attached

9

3.21 Proprietary Information Agreements

Michael Jett, a former employee, signed a proprietary information agreement, which he may have breached.

10